Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) dated as of December 16, 2020 (the “Effective Date”) is entered into by and between Charles K. Thompson (“Employee”) and Nuverra Environmental Solutions, Inc. (the “Company”) (each of the Employee and the Company, a “Party,” and collectively, the “Parties”).
WHEREAS, the Company and Employee have previously entered into that certain Employment Agreement dated as November 19, 2018 (as previously amended, the “Existing Agreement”) pursuant to which the Company employs Employee in the capacity of Chief Executive Officer of the Company on the terms and conditions set forth therein; and

WHEREAS, the Company and Employee mutually desire to amend the terms of the Existing Agreement as set forth in this Amendment;
NOW, THEREFORE, in consideration of the Parties’ mutual desire to continue the employment relationship between Employee and the Company as well as the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendment to Section 2.k.iv

Section 2.k.iv of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(iv)    The end of the Term of Employment pursuant to clause (ii) of Section 2.q. below, provided, however, the notice and cure provisions set forth in the opening paragraph of the definition of “Good Reason” shall not apply and the Termination Date, for all purposes of this Agreement (including without limitation Section 9.a hereof), shall be December 31, 2021.”
2.Amendment to Section 2.q

Section 2.q of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“q.    “Term of Employment” means the period commencing on the Effective Date and ending on the earlier of (i) a termination of employment pursuant to the terms of this Agreement, and (ii) December 31, 2021 (the “Term of Employment End Date”).”

3.Amendment to Section 5.b

Section 2.b of the Existing Agreement is hereby amended to add a new subsection 5.b.iii to read as follows:

“(iii) On or prior to June 30, 2021, the Company will issue to Employee a grant of 65,823 time-based Restricted Stock Units under the MIP pursuant to an award agreement substantially in the from previously filed by the Company as an exhibit to its periodic filings with the Securities and Exchange Commission, which Restricted Stock Units will have a scheduled vesting date of December 31, 2021; provided, however, that in the event that Employee is terminated by the Company without Cause or Employee terminates Employee’s employment for Good Reason, the foregoing Restricted Stock Units shall be issued and fully vest effective no later than the Term of Employment End Date.”

4.Amendment to Section 9.a.ii

Section 9.a.ii of the Existing Agreement is hereby amended and restated in its entirety to read as follows:
“(ii)    The Company shall pay to Employee a lump sum severance pay amount equal to the following amount:
(aa) if the Termination Date is prior to January 1, 2021, the sum of eighteen (18) months of the Base Salary in effect immediately prior to the Termination Date, plus eighteen (18) months of the Company’s COBRA premiums in effect on the Termination Date (based on Employee’s coverage status under the Company’s group health plan on the Termination Date);
(bb) if the Termination Date is on or after January 1, 2021 but prior to December 31, 2021, the sum of a number of months of the Base Salary in effect immediately prior to the Termination Date equal to eighteen (18) months plus one-half of one additional month for each calendar month of 2021 (including the month in which the Termination Date occurs if the Termination Date is on or after the 15th day of such month) elapsed through and including the Termination Date, plus a number of months of the Company’s COBRA premiums in effect on the Termination Date (based on Employee’s coverage status under the Company’s group health plan on the Termination Date) equal to eighteen (18) months plus one-half of one additional month for each calendar month of 2021 (including the month in which the Termination Date occurs if the Termination Date is on or after the 15th day of such month) elapsed through and including the Termination Date; or
(cc) if the Termination Date is on the Term of Employment End Date of December 31, 2021, the sum of twenty-four (24) months of the Base Salary in effect immediately prior to the Termination Date, plus twenty-four (24) months of the Company’s COBRA premiums in effect on the Termination Date (based on Employee’s coverage status under the Company’s group health plan on the Termination Date);”

5.No Other Amendments

Other than the amendments expressly set forth in Section 1, Section 2, Section 3 and Section 4 of this Amendment, no other provisions of the Existing Agreement are amended, modified or waived by this Amendment, and the Parties hereby ratify and confirm the Existing Agreement (as amended hereby) in all respects.

6.Headings

The headings in this Amendment are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Amendment.

7.Counterparts

This Amendment may be executed in one (1) or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument, and the Parties shall be entitled to sign and transmit an electronic signature of this Amendment (whether by facsimile, PDF or other email transmission).

8.Governing Law

This Amendment shall be interpreted in accordance with and governed by the laws of the State of Delaware, without regard for any conflict/choice of law principles.
[Signatures appear on following page]

IN WITNESS WHEREOF, Employee and the Company have executed this Amendment as of the day and year first above written.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Michael Y. McGovern
Name:	Michael Y. McGovern
Its:	Chairman of the Compensation and Nominating Committee of the Board of Directors

EMPLOYEE:

/s/ Charles K. Thompson
Charles K. Thompson